Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Lennar Corporation for the registration of and exchange of $3,562,407,000 of Senior Notes and to the incorporation by reference therein of our report dated February 12, 2018, with respect to the consolidated financial statements of CalAtlantic Group, Inc. and subsidiaries included in Lennar Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2018.

/s/ Ernst & Young LLP

Irvine, California

April 27, 2018